UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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ADVANCED ENERGY INDUSTRIES, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 2, 2012

To Our Stockholders:

The 2012 Annual Meeting of Stockholders of Advanced Energy Industries, Inc. (“Advanced Energy” or the “Company”) will be held on Wednesday, May 2, 2012, at 10:00 a.m. Mountain Daylight Time, at Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202. At the meeting, you will be asked to vote on the following matters:

1. Election of eight (8) directors.

2. Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2012.

3. Advisory approval on the Company’s executive compensation.

4. Any other matters of business properly brought before the meeting.

Each of the matters 1 through 3 is described in detail in the accompanying proxy statement, dated March 15, 2012.

If you owned common stock of Advanced Energy at the close of business on Monday, March 5, 2012, you are entitled to receive this notice and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is toll-free, if made in the United States or Canada);

•	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

Thomas O. McGimpsey
Executive Vice President of Corporate Development, General Counsel & Corporate Secretary

Fort Collins, Colorado

March 15, 2012

YOUR VOTE IS IMPORTANT

Date:	March 15, 2012

To:	Our Owners

From:	Garry W. Rogerson

Subject:	Invitation to Our 2012 Annual Meeting of Stockholders

Please come to our 2012 Annual Meeting of Stockholders to learn about Advanced Energy, what we have accomplished in the last year and our plans for 2012. The meeting will be held:

Wednesday, May 2, 2012

10:00 a.m. Mountain Daylight Time

Hotel Monaco

1717 Champa Street, Denver, Colorado 80202

This proxy statement describes the matters that management of Advanced Energy intends to present to the stockholders for approval at the annual meeting. Accompanying this proxy statement are Advanced Energy’s 2011 Annual Report to Stockholders and a form of proxy. All voting on matters presented at the annual meeting will be by proxy or by ballot in person, in accordance with the procedures described in this proxy statement. Instructions for voting are included in the proxy statement. Your proxy may be revoked at any time prior to the meeting in the manner described in this proxy statement.

I look forward to seeing you at the meeting.

Garry W. Rogerson

Chief Executive Officer

This proxy statement and the accompanying proxy card are first being sent to stockholders on or about March 15, 2012.

GENERAL

This proxy statement and the accompanying materials are being sent to stockholders of Advanced Energy as part of a solicitation for proxies for use at the 2012 Annual Meeting of Stockholders. The Board of Directors of Advanced Energy (the “Board of Directors” or the “Board”) is making this solicitation for proxies. By delivering the enclosed proxy card by any of the methods described on the card, you will appoint each of Garry W. Rogerson and Thomas O. McGimpsey as your agent and proxy to vote your shares of common stock at the meeting. In this proxy statement, “proxy holders” refers to Messrs. Rogerson and McGimpsey in their capacities as your agents and proxies.

Advanced Energy’s principal executive offices are located at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. The telephone number is (970) 221-4670.

Proposals

We intend to present three (3) proposals to the stockholders at the meeting:

1. Election of eight (8) directors.

2. Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2012.

3. Advisory approval on the Company’s executive compensation.

We do not know of any other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, the proxy holders intend to vote the shares they represent as the Board of Directors may recommend.

Record Date and Share Ownership

If you owned shares of Advanced Energy common stock in your name as of the close of business on Monday, March 5, 2012, you are entitled to vote on the proposals that are presented at the meeting. On that date, which is referred to as the “record date” for the meeting, 40,137,988 shares of Advanced Energy common stock were issued and outstanding and were held by approximately 514 stockholders of record, according to the records of American Stock Transfer & Trust Company, Advanced Energy’s transfer agent.

Voting Procedures

Each share of Advanced Energy common stock that you hold entitles you to one vote on each of the proposals that are presented at the annual meeting. The inspector of the election will determine whether or not a quorum is present at the annual meeting. A quorum will be present at the meeting if a majority of the shares of common stock entitled to vote at the meeting are represented at the meeting, either by proxy or by the person who owns the shares. Advanced Energy’s transfer agent will deliver a report to the inspector of election in advance of the annual meeting, tabulating the votes cast by proxies returned to the transfer agent. The inspector of election will tabulate the final vote count, including the votes cast in person and by proxy at the meeting.

If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker concerning how to vote your shares. Under the rules for Nasdaq-quoted companies, brokers cannot vote on certain matters without instructions from you. If you do not give your broker instructions or discretionary authority to vote your shares on such matters and your broker returns the proxy card without voting on a proposal, your shares will be recorded as “broker non-votes” with respect to the proposals on which the broker does not vote.

Broker non-votes and abstentions will be counted as present for purposes of determining whether a quorum is present. If a quorum is present, directors will be elected by a plurality of the votes present and each of the other matters described in this proxy statement will be approved by a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of any of the matters described in this proxy statement.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions

Election of eight (8) directors	The eight (8) nominees who receive the most votes will be elected	No effect

Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2012	Majority of the shares present at the meeting (by proxy or in person) and voting “For” or “Against” the proposal	No effect

Advisory approval on the Company’s executive compensation	This is an advisory vote which is not binding	No effect

If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and the By-laws of Advanced Energy, the number of votes that may be required to approve a proposal is either a majority of the shares of common stock represented at the meeting and entitled to vote, or a majority of the shares of common stock represented at the meeting and casting votes either for or against the matter being considered. The enclosed proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the stockholders at the annual meeting.

Costs of Solicitation

Advanced Energy will bear the costs of soliciting proxies in connection with the annual meeting. In addition to soliciting your proxy by this mailing, proxies may be solicited personally or by telephone or facsimile by some of Advanced Energy’s directors, officers and employees, without additional compensation. We may reimburse our transfer agent, American Stock Transfer & Trust Company, our proxy agent, Mediant Communications, brokerage firms and other persons representing beneficial owners of Advanced Energy common stock for their expenses in sending proxies to the beneficial owners.

Delivery and Revocability of Proxies

You may vote your shares either by (i) marking the enclosed proxy card and mailing it in the enclosed postage prepaid envelope, (ii) voting online at www.proxypush.com/aeis, or (iii) voting by telephone at (866) 390-9955. If you mail your proxy, please allow sufficient time for it to be received in advance of the annual meeting.

If you deliver your proxy and change your mind before the meeting, you may revoke your proxy by delivering notice to our Corporate Secretary at Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525, stating that you wish to revoke your proxy or by delivering another proxy with a later date. You may vote your shares by attending the meeting in person but, if you have delivered a proxy before the meeting, you must revoke it before the meeting begins. Attending the meeting will not automatically revoke your previously-delivered proxy.

Delivery of Documents to Stockholders Sharing an Address

If two or more stockholders share an address, Advanced Energy may send a single copy of this proxy statement and other soliciting materials, as well as the 2011 Annual Report to Stockholders, to the shared address, unless Advanced Energy has received contrary instructions from one or more of the stockholders sharing the address. If a single copy has been sent to multiple stockholders at a shared address, Advanced Energy will deliver a separate proxy card for each stockholder entitled to vote. Additionally, Advanced Energy will send an additional copy of this proxy statement, other soliciting materials and the 2011 Annual Report to Stockholders, promptly upon oral or written request by any stockholder to Investor Relations, Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525; telephone number (970) 221-4670. If any stockholders sharing an address receive multiple copies of this proxy statement, other soliciting materials and the 2011 Annual Report to Stockholders and would prefer in the future to receive only one copy, such stockholders may make such request to Investor Relations at the same address or telephone number.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

A board of eight (8) directors is to be elected at the annual meeting. The Board of Directors has nominated for election the persons listed below. Each of the nominees is currently a director of Advanced Energy. In the event that any nominee is unable to or declines to serve as a director at the time of the meeting, the proxy holders will vote in favor of a nominee designated by the Board of Directors, on recommendation by the Nominating and Governance Committee to fill the vacancy. We are not aware of any nominee who will be unable or who will decline to serve as a director. The term of office of each person elected as a director at the meeting will continue from the end of the meeting until the next Annual Meeting of Stockholders (expected to be held in the year 2013), or until a successor has been elected and qualified or until such director’s earlier resignation or removal.

NOMINEES

Name	Age	Director Since	Principal Occupation and Business Experience
Douglas S. Schatz	66	1981

Douglas S. Schatz is a co-founder of Advanced Energy and has been its Chairman since its incorporation in 1981. From 1981 through July 2005, Mr. Schatz also served as our Chief Executive Officer. From 1981 through July 1999 and from March 2001 through July 2005, he also served as our President. Mr. Schatz is a director of Abound Solar (fka AVA Solar), a private thin-film solar panel manufacturer, and served as interim CEO of Abound Solar from June 2009 to January 2010 and chairman of the board of Abound Solar from January 2010 to November 2011. Mr. Schatz is currently on the boards of several additional private companies and organizations, both for-profit and non-profit.

Frederick A. Ball	49	2008

Frederick A. Ball is the Chief Financial Officer of Marketo, a revenue performance management company, a position he has held since May 2011. Prior to Marketo, Mr. Ball was the Chief Financial Officer of Webroot Software, a leading provider of software security solutions, a position he had held from June 2008 to April 2011. From August 2004 to November 2007, Mr. Ball was the Senior Vice President and Chief Financial Officer of BigBand Networks, a provider of digital video networking platforms. From September 2003 until May 2004, Mr. Ball served as Chief Operating Officer of CallTrex Corporation, a provider of customer service solutions. Prior to his employment with CallTrex, he was employed with Borland Software Corporation, a provider of enterprise software development solutions, from September 1999 until July 2003. Prior to his employment with Borland, Mr. Ball served as Vice President, Mergers and Acquisitions for KLA-Tencor, a supplier of process control and yield management solutions for the semiconductor and related microelectronics industries, and prior to that as its Vice President of Finance. Mr. Ball was an accountant with PricewaterhouseCoopers for over 10 years. Mr. Ball has been a director of Electro Scientific Industries, Inc., a publicly held technology company since 2003 and is a member of its audit committee.

Name	Age	Director Since	Principal Occupation and Business Experience
Richard P. Beck	78	1995

Richard P. Beck joined Advanced Energy in March 1992 as Vice President and Chief Financial Officer and became Senior Vice President in February 1998. In October 2001, Mr. Beck retired from the position of Chief Financial Officer, but remained as a Senior Vice President of the Company until May 2002. Mr. Beck was chairman of the board of Applied Films Corporation, a publicly held manufacturer of flat panel display equipment, until August 2006 when it was acquired by Applied Materials, and he had served on Applied Films’ audit and nominating and governance committees. From 2001 to 2011, Mr. Beck was a director of TTM Technologies, Inc., a publicly held manufacturer of printed circuit boards, and served as a member of TTM Technologies’ nominating and governance committee and had been chairman of its audit committee. From August 2010 to February 2012, Mr. Beck served as a director of SemiLEDS, Inc., a publicly held manufacturer of LED chips, and was chairman of its audit committee and chairman of its nominating and governance committee. Mr. Beck was a director of Photon Dynamics, Inc., a publicly held manufacturer of semiconductor test equipment, from September 2000 to October 2004 and was chairman of its audit committee.

Garry W. Rogerson	59	2011

Garry W. Rogerson joined Advanced Energy in August 2011 as our Chief Executive Officer and Board member. Mr. Rogerson was Chairman and Chief Executive Officer of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, from February 2009 and 2004, respectively until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Mr. Rogerson served as Varian’s Chief Operating Officer from 2002 to 2004, as Senior Vice President, Scientific Instruments from 2001 to 2002, and as Vice President, Analytical Instruments from 1999 to 2001. Mr. Rogerson received an honours degree and Ph.D. in biochemistry from the University of Kent at Canterbury. Mr. Rogerson is also the chairman of Coherent, Inc., a publicly held laser product manufacturer, a position he has held since 2007.

Name	Age	Director Since	Principal Occupation and Business Experience
Trung T. Doan	53	2005

Trung T. Doan re-joined the Board of Directors of Advanced Energy in November 2005. He had previously served on the Board from July 2000 to January 2004. Mr. Doan is the chairman and chief executive officer of SemiLEDs Corporation, a publicly held manufacturer of high-brightness light emitting diodes. Prior to founding SemiLEDs in 2005, Mr. Doan was the corporate vice president of the Applied Global Services product group at Applied Materials, a semiconductor equipment company. Prior to Applied Materials, Mr. Doan held various management and executive positions at a number of technology companies, including Intel Corp., Honeywell International, Micron Technology, Inc. where he had worked from 1988 to 2003 and last held the position of Vice President of Process Development, and Jusung Engineering, Inc., a semiconductor and LCD equipment company based in Korea.

Edward C. Grady	64	2008

Edward C. Grady is currently Chairman and CEO of Reel Solar, an early stage start-up company focused on low cost PV Solar panel production since May 2010. Mr. Grady retired in October 2007 from his position as President and Chief Executive Officer of Brooks Automation, a publicly held provider of automation solutions to the global semiconductor and other complex manufacturing industries, including clean tech and data storage. Prior to joining Brooks Automation in February 2003, he ran multiple divisions at KLA-Tencor, a publicly held process control company, and had served as Chief Executive Officer of Hoya Micro Mask Inc., a supplier of photo masks and services to the semiconductor industry. Mr. Grady began his career as an engineer for Monsanto/MEMC and, during his 14 years with the company, rose to the position of Vice President of Worldwide Sales for EPI, a division of MEMC. Mr. Grady currently serves on the boards of directors of Electro Scientific Industries, Inc., a supplier of production equipment for micro-engineering applications and Clmetrix, a supplier of tool control and connectivity software. Mr. Grady also served on the board of directors Brooks Automation from 2003 to 2008, Evergreen Solar, Inc. from 2005 to 2011, and Verigy Ltd. From 2007 to 2011.

Name	Age	Director Since	Principal Occupation and Business Experience
Terry Hudgens	57	2010

Terry Hudgens has been a special advisor to Iberdrola Renewables, Inc., a leading provider of renewable energy, since November 2008. From April 2007 until his retirement in November 2008, Mr. Hudgens served as president and chief executive officer of Iberdrola Renewables’ U.S. and Canadian energy businesses. Mr. Hudgens joined Iberdrola in connection with Iberdrola’s acquisition of PPM Energy, the U.S. subsidiary of Scottish Power plc, an electricity distributor and wind power producer, where he had served as President and Chief Executive Officer since May 2001. Prior to joining PPM Energy, Mr. Hudgens served in various management and operations positions with a number of utilities and energy companies, including PacifiCorp and Texaco Inc.

Thomas M. Rohrs	61	2006

Thomas M. Rohrs has been the Chief Executive Officer of Skyline Solar, a solar equipment manufacturer, since June 2010. Mr. Rohrs had been an advisor and consultant to a number of companies, both public and private, including renewable energy companies from February 2009 to June 2010. From April 2006 to February 2009, Mr. Rohrs served as Chief Executive Officer and Chairman of the Board of Electroglas, Inc., a then public supplier of wafer probers and software solutions for the semiconductor industry. In July 2009, Electroglas filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, citing the dramatic decline in semiconductor manufacturing equipment resulting from the global economic recession. In August 2009, Mr. Rohrs began serving as Interim Chief Executive Officer of Electroglas, which subsequently has sold substantially all of its assets. From December 2004 to March 2011, Mr. Rohrs served as a director of Electroglas. From 1997 to 2002, Mr. Rohrs was with Applied Materials, Inc., a semiconductor equipment company, most recently as Senior Vice President of Global Operations, and served as a member of Applied’s executive committee. Mr. Rohrs serves on the board of directors of Vignani Technologies Pvt. Ltd., a engineering services company and Intevac, Inc., a publicly held leading supplier of magnetic media processing systems and Seque Manufacturing Services, a private manufacturing services company. Mr. Rohrs served on the board of directors of Magma Design Automation, Inc., a publicly held electronic design automation software and design services company, from July 2003 to March 2012. Mr. Rohrs served on the board of directors of Ultra Clean Holdings, Inc. from 2003 to 2008 and was a member of its compensation and nominating committees. Mr. Rohrs served as a director of Ion Systems, Inc., a then private electrostatic control company, from 2003 until January 2006 when Ion Systems was sold.

Committee Membership
Director	Audit and Finance	Nominating and Governance	Compensation
Frederick A. Ball	x
Richard P. Beck	x	x
Hans Georg Betz(1)
Trung T. Doan	x		x
Edward C. Grady		x	x
Terry Hudgens		x	x
Garry W. Rogerson(1)
Thomas M. Rohrs	x		x
Douglas S. Schatz

(1)	Served a partial term in 2011

The Board of Directors has determined that each of the nominees, other than Douglas S. Schatz and Garry W. Rogerson, is an “independent director” within the meaning of the Nasdaq Stock Market rules. To be considered independent, the Board must affirmatively determine, among other things, that neither the director nor any immediate family member of the director has had any direct or indirect material relationship with the Company within the last three years. The Board of Directors has made an affirmative determination that none of the independent directors has had any relationship with Advanced Energy or with another director that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director. In making this independence determination, the Board considered the potential effects of two of our directors concurrently providing management and consulting services to a company other than Advanced Energy, two of our directors concurrently serving on the board of directors of a company other than Advanced Energy and a proposed joint research effort between a company affiliated with one of our directors and Advanced Energy. The independent directors, if all of them are elected at the annual meeting, will constitute a majority of the Board of Directors. There is no family relationship amongst any of the directors and executive officers of the Company. The Company’s executive officers serve at the discretion of the Board.

Qualifications

The Board respects its responsibility to provide oversight, counseling and direction to the management of the Company in the interest and for the benefit of the stockholders. Accordingly, it seeks to be comprised of directors with diverse skills, experience, qualifications and characteristics. It is critical that directors understand the markets in which the company operates, particularly in the semiconductor capital equipment and solar equipment industries. It is equally important that, collectively, the directors have successful experience in each of the primary aspects of our business, including engineering, research and development, finance and audit, product strategy and development, customer relations, supply chain management and sales and marketing. The following are qualifications, experience and skills for Board members which are important to the Company’s business and its future:

•

Senior Leadership Experience.    Directors who have served in senior leadership positions are important to the Company, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a global scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

•

Public Company Board Experience.    Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the CEO and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

•

Industry and Technical Expertise.    Because the Company is a global leader in innovative power solutions for emerging, renewable-energy and IT markets, experience in relevant technology is useful in understanding the Company’s research and development efforts, competing technologies, the various products and processes the Company develops, the manufacturing and assembly-and-test operations and the market segments in which the Company competes.

•

Global Expertise.    Because the Company is a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

•

Financial Expertise.    Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists the directors in understanding, advising and overseeing the Company’s capital structure, financing and investing activities, financial reporting and internal control of such activities.

Douglas S. Schatz, our chairman, co-founder and former chief executive officer, brings to the Board significant experience in and a deep understanding of the thin-film equipment markets and of the Company itself. Additionally, his more recent involvement in the solar equipment industry provides the Board with insight to this market and the technologies being developed. The Board and senior management also benefit from Mr. Schatz’s technological and engineering perspective and understanding. In addition to his technical qualifications, Mr Schatz’s experience as Chief Executive Officer and President of the Company provides expertise in senior leadership and financial management. As chairman of the board of a solar panel manufacturer, Mr. Schatz also provides experience as a director on other boards.

Fred A. Ball brings to the board his extensive experience in senior management, operations, finance and auditing, as he is currently the Chief Financial Officer of a a revenue performance management company and has served as Chief Financial Officer, Chief Operating Officer and Senior Vice President of various software providers. Mr. Ball’s 10 years of expertise as an accountant with PricewaterhouseCoopers also provides finance and accounting expertise. In addition, he serves on another public company board and its audit committee. Mr. Ball’s balance of experience enables him to work very productively with both the board and senior management, particularly on strategic, finance and audit and executive compensation matters.

Richard P. Beck brings to the Board significant knowledge of the Company’s history and operations as he has been with the Company for 19 years. Mr. Beck served initially as our Chief Financial Officer and remained as a director following his retirement. Mr. Beck also has significant experience serving on other public company boards, including as chairman of a board, as chair of an audit committee and on nominations and corporate governance committees. Within the past several years, Mr. Beck has attended a number of corporate governance conferences and other educational programs. He has led the Board in establishing policies and procedures that have greatly improved the organization and functioning of the committees and the Board.

Trung T. Doan brings to the Board managerial experience in both start-up companies and leading established technology companies. He shares with the Board and senior management his deep understanding of technology and engineering and how they relate to product strategy and development. Mr. Doan also has extensive experience doing business in Asia, which has been and continues to be important to the Company’s transition of high volume manufacturing to, and increasing supply chain and customer base in, Asia.

Edward C. Grady brings to the Board his knowledge and experience in both the semiconductor capital equipment and solar equipment industries, as he currently serves as Chairman and Chief Executive Officer of an early stage solar equipment company, and has served as Chief Executive Officer of two companies providing services to the semiconductor industry. He shares with the Board and senior management the insight and understanding he has developed from his leadership at several companies, including in the areas of product strategy and development, service and organizational development. Mr. Grady also currently serves on the board of other technology companies, providing cross-board experience.

Terry Hudgens, brings to the Board a wealth of experience in the renewable energy and utility industries. He provides the Board and senior management with insight in respect of these industries, including doing business with regulated entities in the U.S. and Europe. Mr. Hudgens also brings senior leadership experience, having served as President and Chief Executive Officer of a renewable energy company, in addition to various management and operations positions with a number of utilities and energy companies.

Garry W. Rogerson brings to the Board years of executive and management experience in the high technology industry, including serving as the chairman and chief executive officer of Varian, Inc., and his years of service as a director and Chairman of Coherent, Inc.

Thomas M. Rohrs brings to the Board executive management and operations experience in the semiconductor capital equipment industry, particularly in the areas of research and development, supply chain management and product development. The Board and senior management benefit from his strategic thinking and continued involvement in the semiconductor capital equipment and solar equipment industries. Mr. Rohrs also has significant experience serving on several other public company boards, where he has been Chairman of the Board, as well as a member of the compensation and nominating committees.

Required Vote

The eight (8) nominees will be elected to the Board upon receipt of a favorable vote (FOR) of a plurality of the votes cast at the meeting. Stockholders do not have the right to cumulate their votes for the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of the eight (8) nominees. Votes withheld from a nominee will be counted for purposes of determining whether a quorum is present, but will not be counted as an affirmative vote for such nominee.

The Board of Directors recommends a vote “FOR” the election of each of the nominees named above.

Director Compensation

Director compensation for the fiscal year ended December 31, 2011 was as follows:

•	$45,000 annual retainer paid in equal quarterly installments in July, October, February and April;

•	An additional $50,000 annual retainer for the Chair of the Board, paid in equal quarterly installments in July, October, February and April;

•	Annual retainer fees of $26,000, $15,000 and $10,000 for the chairs of the Audit & Finance, Compensation and Nominating and Governance Committees, respectively;

•	Annual retainer fees of $13,000, $7,500 and $5,000 for committee members of the Audit & Finance, Compensation and Nominating and Governance Committees, respectively;

•

10,000 restricted stock units to each non-employee director upon initial election or appointment to the Board, which units vest as to 25% of the underlying shares on each annual anniversary of the grant date until fully vested on the fourth anniversary of the grant date; and

•

8,000 restricted stock units annually to each non-employee director on the date of his re-election at the annual meeting, which units vest as to 100% of the underlying shares on the anniversary of the grant date.

The Compensation Committee established a guideline that (i) directors hold equity for a period of three (3) years subject to extraordinary events or departure from the board, and (ii) that a director should target a stock ownership guideline of three (3) times his or her annual cash retainer.

The following table shows director compensation information for 2011.

2011 Director Compensation

Name	Fee Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas S. Schatz	95,000	116,960	—	—	—	—	211,960
Frederick A. Ball	71,000	116,960	—	—	—	—	187,960
Richard P. Beck	68,000	116,960	—	—	—	—	184,960
Hans Georg Betz(1)	—	—	—	—	—	—	—
Trung T. Doan	65,500	116,960	—	—	—	—	182,460
Edward C. Grady	57,500	116,960	—	—	—	—	174,460
Garry W. Rogerson(2)	—	—	—	—	—	—	—
Thomas M. Rohrs	73,000	116,960	—	—	—	—	189,960
Terry Hudgens	57,500	116,960	—	—	—	—	174,460

(1)

From January to August 2011, Dr. Betz served as the Company’s Chief Executive Officer and then, through December 31, 2011, as an employee of the Company, and, accordingly, was not eligible for compensation as a director.

(2)	As of August 2011, Mr. Rogerson serves as the Company’s Chief Executive Officer, and, as an employee of the Company, and, accordingly, is not eligible for compensation as a director.

(3)	The amounts in this column reflect the grant date fair value of awards granted in 2011.

Board of Directors Meetings

The Board of Directors held 11 meetings in 2011. In 2011, the Board of Directors had an Audit and Finance Committee, a Nominating and Governance Committee and a Compensation Committee. In 2011, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors (held during the period for which he was a director) and the committees (held during the period for which he served on such committees) on which he served.

Members of the Board of Directors are welcomed and encouraged, but not required, to attend the Company’s annual stockholder meetings. The annual meeting held in May 2011 was attended by two members of the Board of Directors.

Audit and Finance Committee

Composition and Meetings

The Company has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. In 2011, the Audit and Finance Committee consisted of Messrs. Ball (Chairman), Beck, Doan and Rohrs. The Board determined that each of the members of the Audit and Finance Committee is “independent” in accordance with the Nasdaq Stock Market rules and the Securities Exchange Act of 1934, as amended. The Board of Directors has evaluated the credentials of Messrs. Beck and Ball and determined that they are “audit committee financial experts” as defined under the SEC rules. The Audit and Finance Committee met 4 times in 2011.

Policy on Audit and Finance Committee Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit and Finance Committee approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Approval is provided on a service-by-service basis. In 2011, the Audit and Finance Committee approved all of the audit services provided by Advanced Energy’s independent registered public accounting firm.

Audit and Finance Committee Charter and Responsibilities

The Audit and Finance Committee is governed by a written charter, which is available on our website at www.advancedenergy.com. The Audit and Finance Committee is responsible for, among other things:

•	selecting Advanced Energy’s independent registered public accounting firm;

•	approving the scope, fees and results of the audit engagement;

•	determining the independence and evaluating the performance of Advanced Energy’s independent registered public accounting firm and internal auditors;

•	approving in advance any audit and non-audit services and fees charged by the independent registered public accounting firm;

•

evaluating comments made by the independent registered public accounting firm with respect to accounting procedures and internal controls and determining whether to bring such comments to the attention of Advanced Energy’s management;

•	reviewing the internal accounting procedures and controls with Advanced Energy’s financial and accounting staff and approving any significant changes;

•	reviewing and approving related party transactions; and

•

establishing and maintaining procedures for, and a policy of, open access to the members of the Audit and Finance Committee by the employees of and consultants to Advanced Energy to enable the employees and consultants to report to the Audit and Finance Committee concerns held by such employees and consultants regarding the financial reporting of the corporation and potential misconduct.

The Audit and Finance Committee also conducts financial reviews with Advanced Energy’s independent registered public accounting firm prior to the release of financial information in the Company’s Forms 10-K and 10-Q.

Management has primary responsibility for Advanced Energy’s financial statements and the overall reporting process, including systems of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Advanced Energy in conformity with accounting principles generally accepted in the United States and discusses with the Audit and Finance Committee any issues they believe should be raised.

Report of the Audit and Finance Committee

The Audit and Finance Committee has reviewed Advanced Energy’s audited financial statements, and met together and separately with both management and Grant Thornton LLP, the Company’s current independent registered public accounting firm, to discuss Advanced Energy’s quarterly and annual financial statements and reports prior to issuance. In addition, the Audit and Finance Committee has discussed with the independent registered public accounting firm the matters outlined in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), to the extent applicable and received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit and Finance Committee has also discussed with the independent registered public accounting firm the independent accountant’s independence.

Based on its review and discussion of the foregoing matters and information, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in Advanced Energy’s 2011 Annual Report on Form 10-K. The Audit and Finance Committee has recommended the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2012, subject to stockholder approval.

The Audit and Finance Committee

Frederick A. Ball, Chairman

Richard P. Beck

Trung T. Doan

Thomas M. Rohrs

Nominating and Governance Committee

Composition and Meetings

The Nominating and Governance Committee consists of Messrs. Beck (Chairman), Grady and Hudgens. Each of the members of the Nominating and Governance Committee was and is an “independent director” within the meaning of the Nasdaq Stock Market rules. The Nominating and Governance Committee met 8 times in 2011.

Nominating and Governance Committee Charter and Responsibilities

The Nominating and Governance Committee is governed by a written charter and Corporate Governance Guidelines that are available on our website at www.advancedenergy.com.

The Nominating and Governance Committee is responsible for:

•	ensuring that a majority of the directors will be independent;

•	establishing qualifications and standards to serve as a director;

•	identifying and recommending individuals qualified to become directors;

•	considering any candidates recommended by stockholders;

•	determining the appropriate size and composition of the Board;

•	ensuring that the independent directors meet in executive session quarterly;

•

reviewing other directorships, positions and business and personal relationships of directors and candidates for conflicts of interest, effect on independence, ability to commit sufficient time and attention to the Board and other suitability criteria;

•

sponsoring and overseeing performance evaluations for the Board as a whole, conducting director peer evaluations, coordinating evaluations of the other committees with the other committees chairpersons;

•	developing and reviewing periodically, at least annually, the corporate governance policies and guidelines of Advanced Energy, and recommending any changes to the Board;

•	considering any other corporate governance issues that arise from time to time and referring them to the Board;

•	if the Board requests, developing appropriate recommendations to the Board; and

•	overseeing the Company’s insider trading policies and procedures.

Director Nominations

The Nominating and Governance Committee evaluates and interviews potential director candidates. All members of the Board may interview the final candidates. The Nominating and Governance Committee of the Board considers candidates for director nominees proposed by directors and stockholders, as described in more detail below. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees, although no such professionals were retained in 2011. The Nominating and Governance Committee has no stated specific or minimum qualifications that must be met by a Board candidate. However, as set forth in the Company’s Board Governance Guidelines, the Nominating and Governance Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. In selecting nominees, the Board assesses the independence, character and acumen of candidates. The Board also endeavors to establish a number of areas of collective core competency of the Board. Therefore, the Board assesses whether a candidate possesses skills including business judgment, leadership, strategic vision and knowledge of management, accounting, finance, industry, technology, manufacturing, international markets and marketing. Additional criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board.

The Corporate Governance Guidelines provide that the Nominating and Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. Although the Company does not have a formal diversity policy as part of the director selection process, the Board values a diverse set of viewpoints and experiences. In assessing the diversity of the Board, the Nominating and Governance Committee assesses such factors as age, understanding of and experience in manufacturing, technology expertise, finance and marketing acumen and exposure and experience in international markets. These factors, which are among the factors the Board and the Nominating and Governance Committee considers useful to a well-functioning board, are reviewed in the context of assessing the perceived needs of the Board at any particular point in time.

The Nominating and Governance Committee will consider any and all director candidates recommended by our stockholders. The Nominating and Governance Committee will apply the same processes and criteria in evaluating director candidates recommended by stockholders as it applies in evaluating director candidates recommended by directors, members of management or any other person. If you are a stockholder and wish to recommend a candidate for nomination to the Board of Directors, you should submit your recommendation in writing to the Nominating and Governance Committee, in care of the Corporate Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525. Your recommendation should include your name and address, the number of shares of Advanced Energy common stock that you own, the name of the person you recommend for nomination, the reasons for your recommendation, a summary of the person’s business history and other qualifications as a director of Advanced Energy and whether such person has agreed to serve, if elected, as a director of Advanced Energy. Please also see the information under “Proposals of Stockholders” on page 41 of this proxy statement.

Compensation Committee

Composition and Meetings

The Compensation Committee consists of Messrs. Rohrs (Chairman), Doan, Grady and Hudgens. Each of the members of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, an “outside director” within the meaning of Section 162(m) under the Internal Revenue Code and an “independent director” within the meaning of the Nasdaq Stock Market rules. The Compensation Committee met 7 times in 2011.

Committee Charter and Responsibilities

The Compensation Committee is governed by a written charter, which is available on our website at www.advancedenergy.com. The Compensation Committee is responsible for recommending salaries, incentives and other compensation for directors and officers of Advanced Energy, administering Advanced Energy’s incentive compensation and benefit plans and recommending to the Board of Directors policies relating to such compensation and benefit plans. The Compensation Committee has also, from time to time, retained an independent compensation consultant to assist and advise the Compensation Committee in fulfilling these responsibilities.

Board Governance Structure

The Board Governance Guidelines set forth the Board’s policy that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. The Company believes this board leadership structure is most appropriate for the Company because it provides the Board with increased independence. Additionally, we separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles as they are presently defined. The principal responsibility of the Chief Executive Officer is to manage the business. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide counsel to the Chief Executive Officer on behalf of the Board.

Senior management manages material risks and reviews such risks with the Chief Executive Officer, and if warranted, the Board. As part of its general oversight role, the Board reviews business reports from management that routinely outlines operational risks that may exist from time to time. In addition, for risks related more specifically to the financial operations of the Company, such as credit risk and liquidity risk, the Audit Committee examines reports from management and reviews such risks in light of the Company’s business operations.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS ADVANCED ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

On January 26, 2012, the Audit and Finance Committee approved the continued appointment of Grant Thornton LLP for 2012 as the Company’s independent registered public accounting firm. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit and Finance Committee will reconsider its selection. Even if the selection is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee feels that such a change would be in the best interests of Advanced Energy and our stockholders.

A representative of Grant Thornton LLP is expected to be present at the meeting and will have an opportunity to make a statement if he or she so desires. Moreover, the representative is expected to be available to respond to appropriate questions from the stockholders.

Audit Fees

The following table presents fees paid by Advanced Energy for professional services rendered by Grant Thornton, LLP for 2010 and 2011. We did not pay any fees to Grant Thornton, LLP for tax compliance, tax advice or tax planning during 2010 or 2011. All of the fees in the following table were approved by the Audit Committee in conformity with its pre-approval process. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Advanced Energy’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

Fee Category	2010	2011
	(In thousands)
Audit Fees(1)	$838	$1,031
Audit Related Fees(2)	59	—
Other Fees(3)	—	83

Total Fees	$897	$1,115

(1)

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Advanced Energy’s consolidated financial statements and internal controls over financial reporting, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Advanced Energy’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Other Fees consisted of fees for due diligence procedures.

Required Vote

Ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for Advanced Energy for 2012 requires the affirmative (FOR) vote of a majority of the shares of common stock cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm.

PROPOSAL NO. 3

ADVISORY APPROVAL ON THE COMPANY’S EXECUTIVE COMPENSATION

We are providing our stockholders an opportunity to indicate whether they approve of our named executive officer compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement. The proposal is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. Accordingly, stockholders are being asked to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. Last year, we received an approximately 80% approval rate for our say on pay vote.

Advanced Energy’s compensation program is designed and administered by the Compensation Committee, which is composed entirely of independent directors. We carefully consider many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. Our executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase stockholder value. The Compensation Committee has designed our compensation program to be competitive with the compensation offered by those peers with whom we compete for executive talent. Targets for base salaries, annual cash incentive and long-term incentive awards for executives factor in competitive data. A large proportion of our executive officers’ total potential compensation is performance-based in order to align their interests with those of our stockholders and place more of their compensation at risk and emphasize a long-term strategic view. The Compensation Committee deliberately designs compensation objectives in order to allocate a significant percentage of each of our named executive officers’ compensation to performance-based measures. As discussed in the Compensation Discussion and Analysis beginning on page 21 of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders. For example:

•

We structure our executive compensation programs within a framework that measures performance using a variety of financial and non-financial metrics. We do this to promote and reward actions that strengthen the company’s long-term health while promoting strong annual results.

•

We make annual compensation decisions based on an assessment of each executive’s performance against goals that promote the company’s success by focusing on our shareholders, customers and employees. We focus not only on results but on how results were achieved.

•

We structure our executive compensation programs to be consistent with and support sound risk management. We have reviewed the design and controls in our incentive compensation program to assess the effectiveness of the program and our compensation practices in controlling excessive risk.

Required Vote

The votes on Proposal No. 3 are advisory in nature and, therefore, are not binding on Advanced Energy. However, the Board and Compensation Committee will review the results of the vote in making future compensation decisions. For purposes of determining the number of votes cast on the matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are not included.

Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal No. 3 to approve the compensation of Advanced Energy’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement set forth under the caption “Executive Compensation” of this proxy statement.

The Board of Directors recommends a vote “FOR” the Approval of the compensation of Advanced Energy’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Advanced Energy common stock as of February 1, 2012 (unless otherwise noted) by:

•	each person known to us to beneficially own more than five percent (5%) of the outstanding common stock;

•	each director and nominee for director;

•	each named executive officer identified on page 30; and

•	the current directors and executive officers as a group.

Name of Stockholder	Shares Beneficially Owned		Percent Owned
Douglas S. Schatz, Chairman of the Board of Directors	3,552,718	(1)(2)(8)	8.7%
T. Rowe Price Associates, Inc.	6,091,610	(3)	13.7%
Royce & Associates, LLC	3,851,918	(4)	8.8%
BlackRock, Inc.	3,204,106	(5)	7.3%
T. Rowe Price Small Cap Stock Fund, Inc.	2,900,000	(6)	6.5%
Garry W. Rogerson, Chief Executive Officer	0	(2)	*
Hans Georg Betz, former Director, Chief Executive Officer	595,991	(2)	1.5%
Danny C. Herron, Executive Vice President and Chief Financial Officer	11,261	(2)(7)	*
Yuval Wasserman, President of the Thin Films Business Unit	154,719	(2)(7)	*
Gregg Patterson, former President of Solar Energy Business Unit	36,664	(2)	*
Thomas O. McGimpsey, Executive Vice President of Corporate Development and General Counsel	21,014	(2)(7)	*
Richard P. Beck, Director	57,289	(2)(8)	*
Trung T. Doan, Director	42,000	(2)(8)	*
Thomas M. Rohrs, Director	30,000	(8)	*
Terry Hudgens, Director	23,750	(8)	*
Frederick A. Ball, Director	15,750	(8)	*
Edward C. Grady, Director	15,750	(8)	*
All executive officers and directors, as a group (13 persons)	4,556,906	(8)(9)(10)	11.2%

(1)

Includes 3,229,850 shares held by the family trust of Mr. Schatz and his wife, and 95,168 shares held by a charitable foundation of which Mr. Schatz and members of his immediate family are the trustees. Mr. Schatz may be deemed to share with the other trustees voting and dispositive power with respect to the charitable foundation’s 95,168 shares. Mr. Schatz disclaims beneficial ownership of the 95,168 shares held by the charitable foundation. Mr. Schatz’s address is c/o Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

(2)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of February 1, 2012 pursuant to stock options granted or assumed by Advanced Energy:

Douglas S. Schatz	227,700
Hans Georg Betz	548,744
Garry W. Rogerson	0
Danny C. Herron	9,843
Yuval Wasserman	149,087
Gregg Patterson	6,562
Thomas O. McGimpsey	18,620
Richard P. Beck	22,500
Trung T. Doan	15,000

(3)

Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13 filed with the SEC on February 10, 2012 by T. Rowe Price Associates, Inc. (“Price Associates”) reports dispositive power over 6,091,610 shares, or 13.7%. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)

Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13 filed with the SEC on January 5, 2012 by Royce & Associates, LLC reports dispositive power over 3,851,918 shares, or 8.8%. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(5)

Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13 filed with the SEC on February 13, 2012 by BlackRock, Inc., amending the Schedule 13 previously filed by Barclays Global Investors, N.A., reports dispositive power over 3,204,106 shares, or 7.3%. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(6)

Information as to the amount and nature of beneficial ownership was obtained from the Schedule 13 filed with the SEC on February 10, 2012 by T. Rowe Price Small Cap Stock Fund, Inc. reports dispositive power over 2,900,000 shares, or 6.5%. The address for T. Rowe Price Small Cap Stock Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which T Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)

Includes beneficial ownership of the following numbers of shares that will be acquired within 60 days of February 1, 2012 pursuant to stock awards (also called “restricted stock units”) granted or assumed by Advanced Energy:

Danny C. Herron	937
Yuval Wasserman	1,594
Thomas O. McGimpsey	625

(8)	The shares reported in the table do not include awards that will be granted to each non-employee director if such person is reelected to the Board of Directors at the annual meeting.

(9)

The shares reported in the table include 998,056 shares that the 13 executive officers and directors collectively have the right to acquire within 60 days of February 1, 2012 pursuant to stock options granted by Advanced Energy.

(10)

The shares reported in the table include 11,531 shares that the 13 executive officers and directors collectively will acquire within 60 days of February 1, 2012 pursuant to stock awards granted by Advanced Energy.

*	Less than 1%

Pledged Shares

In November 2002, Douglas S. Schatz, our Chairman of the Board, his wife and the family trust of Mr. Schatz and his wife entered into a revolving line of credit with Silicon Valley Bank. The family trust pledged Advanced Energy common stock under a pledge and security agreement as collateral for the line of credit. Since November 2002, the credit limit on the line of credit has fluctuated and has been secured by the same pledge and security agreement. As of February 1, 2012, the number of shares subject to the pledge and security agreement is approximately 3.3 million shares, approximately 8.1% of the Advanced Energy common stock currently outstanding. The line of credit, currently outstanding in the amount of approximately $3 million, is subject to renewal in June 2012. The pledged shares also collateralize a separate term loan of $10 million and a separate line of credit of $10 million with Silicon Valley Bank which are also fully drawn with maturity dates in 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary and Overview of 2011 Compensation

Our Company’s long-term success depends on our ability to fulfill the expectations of our customers in a competitive environment and deliver value to stockholders. To achieve these goals, it is critical that we are able to attract, motivate, and retain highly talented individuals at all levels of the organization who are committed to the Company’s values and objectives.

The Company strives to provide compensation that is (a) linked to shareholder value creation, (b) reflective of the overall performance of the Company and each individual executive, and (c) considerate of the competitive market levels of compensation needed to recruit, retain and motivate top executive talent, while remaining consistent with the other objectives.

Our compensation decisions in 2011 were designed to meet these goals. As set forth in more detail below, our Compensation Committee:

•	continued our policy of setting executive compensation at or near the 50th percentile of a set of peer companies to maintain our standing in this competitive environment for talent;

•

reinforced our philosophy of “pay for performance” by not awarding cash bonuses under our Leadership Corporate Incentive Plan to our named executive officers where any applicable pre-established threshold Company pre-tax income levels were not met;

•	awarded long term equity incentives that were heavily weighted toward stock options to align stockholder and management interests; and

•	maintained a disciplined perquisite program which awarded, with one exception in connection with a departure, less than $11,000 per named executive officer.

As noted in the caption entitled “Response to the 2011 Advisory Vote on Executive Compensation,” our stockholders ultimately agreed with this approach. Our approval rate for last year’s advisory vote on executive compensation was approximately 80%.

In addition, we continue to refine our executive compensation programs with a view toward increased improvement. Please note that executive officer compensation structure has been modified for 2012 and is summarized below under the caption entitled “Overview of 2012 Compensation, Philosophy, Objectives and Program.”

Compensation Philosophy and Objectives

The Company’s executive compensation program is based on the same objectives that guide the Company in establishing all of its compensation programs:

•

Compensation fosters the long-term focus required for the Company’s success. While many Company employees receive a mix of both annual and longer-term incentives, employees at higher levels have a larger proportion of their potential compensation tied to longer-term performance because they are in a greater position to influence longer-term results.

•

Compensation reflects the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance and stockholder returns because those employees are more able to affect the Company’s results.

•

Compensation reflects the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•

To be effective, employees must be able to understand how performance-based compensation programs affect their pay, both directly through individual performance accomplishments and indirectly through the Company’s achievement of its strategic and operational goals.

•

While compensation programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of the compensation and benefit programs should be broadly similar and equitable across the organization.

Overview of Executive Compensation Program

The Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. Accordingly, the Compensation Committee strives to develop and maintain competitive, progressive programs that attract, retain and motivate high-caliber employees, foster teamwork, and maximize the long-term success of Advanced Energy by appropriately rewarding our employees for their achievements. The Compensation Committee evaluates risk and rewards associated with the Company’s overall compensation philosophy and structure. Pursuant to the Compensation Committee Charter, the Compensation Committee may form and delegate authority to subcommittees when appropriate.

The Compensation Committee has the authority to engage independent advisors to assist in making determinations with respect to the compensation of executives and other employees. In 2010, the Compensation Committee engaged Radford, an Aon Hewitt company, to conduct a competitive review of executive compensation, analyzing the primary elements of compensation for the officers of the Company. Information regarding the competitive review is provided below under the heading “Benchmarking Against Peer Companies.” The Radford review also included competitive information in connection with the hiring of Danny C. Herron as Chief Financial Officer and the promotion of Yuval Wasserman to President and Chief Operating Officer. Radford has not provided any other services to the Company or the Compensation Committee and has not received compensation other than with respect to the services provided to the Compensation Committee.

Role of Executive Officers in Compensation Decisions

The Compensation Committee meets with the Company’s Chief Executive Officer and other senior executives in order to obtain recommendations with respect to the Company’s compensation programs and practices for executives and other employees. Management discusses with the Compensation Committee the practices that have been put in place to identify and mitigate, as necessary, potential risks. The Chief Executive Officer annually reviews the performance of each executive officer, other than himself. The Chief Executive Officer’s performance is reviewed by the Compensation Committee which makes recommendations to the full Board.

With support from market compensation data, performance reviews and other information, management makes recommendations to the Compensation Committee on the base salaries, bonus targets and equity compensation for the executive officers and other employees. The Compensation Committee takes management’s recommendations into consideration, but is not bound by management’s recommendations with respect to executive compensation.

While management attends certain meetings of the Compensation Committee, the Compensation Committee also holds executive sessions not attended by any members of management or by non-independent directors. The Compensation Committee makes all compensation decisions in respect of the executive officers and approves recommendations regarding equity awards to all employees of the Company.

Benchmarking Against Peer Companies

One factor that the Compensation Committee considers when making compensation decisions is the compensation paid to executives of a peer group of companies. The Compensation Committee also considers, and generally relies more heavily upon, other factors discussed below under the heading “Components of Executive Compensation.” Because the comparative compensation information is just one of several factors used to determine executive compensation, and such information is not collected every year, the Compensation Committee has broad discretion as to the extent to which it uses such information.

In setting the 2011 compensation for our executive officers, and in setting the compensation for the August 2011 appointment of Garry W. Rogerson, as our new Chief Executive Officer, the Compensation Committee reviewed the comparative analysis provided by Radford in October of 2010.

The peer companies utilized for the comparative review were chosen to represent direct competitors of Advanced Energy, companies in the semiconductor and electronic equipment industries and companies with which Advanced Energy competes for executive talent. The peer companies consist of the following 21 publicly traded companies from the semiconductor, electronic equipment and solar industries of roughly similar size to Advanced Energy:

American Superconductor Corporation	Energy Conversion Devices, Inc.	LTX-Credence Corporation
ATMI, Inc.	EnerNOC, Inc.	MKS Instruments, Inc.
Axcelis Technologies, Inc.	Entegris, Inc.	Photronics, Inc.
Brooks Automation, Inc.	Evergreen Solar, Inc.	Power-One, Inc.
Coherent, Inc.	FEI Company	Rudolph Technologies, Inc.
Cymer, Inc. Electro Scientific Industries, Inc.	FormFactor, Inc. Kulicke & Soffa Industries, Inc.	Varian Semiconductor Equipment Associates, Inc.
Veeco Instruments, Inc.

The Radford analysis indicated that, on average, Advanced Energy’s executive officers are compensated in the 50th percentile among the peer group. The Compensation Committee continues to retain broad discretion as to the extent to which it uses such information. In 2011, the Compensation Committee determined it to be in the best interests of the Company to offer compensation in excess of the 50th percentile in order to recruit top tier executive talent. In 2011, the Compensation Committee also considered the scope of an executive’s duties as compared to benchmark positions and the executive’s performance in prior periods in setting compensation above or below the 50th percentile for individual executives.

Components of Executive Compensation

For 2011, the principal components of compensation for named executive officers were: (1) Base Salary, (2) Performance-Based Incentive Compensation, (3) Long-Term Equity Incentive Compensation, (4) Personal Benefits, and (5) Other Compensation. In determining the amount and relative allocation among each component of compensation for each named executive officer, the Compensation Committee considered, among other factors, the Company’s and each executive officer’s performance during 2010, historical rates of executive compensation, data obtained from management’s recruitment activities, the comparative review and analysis provided by Radford and alignment with the Company’s overall compensation philosophy.

Base Salary

Base salaries are set at levels that the Compensation Committee deems to be sufficient to attract and retain highly talented executive officers capable of fulfilling the Company’s key objectives. Base salaries are also set with the goal of rewarding executive officers on a day-to-day basis for their time and services while encouraging them to strive for performance-based and long-term incentives.

For 2011, the Compensation Committee set the base salaries as follows:

Name	Position	Base Salary (per annum)
Garry W. Rogerson	Chief Executive Officer	$600,000
Hans G. Betz	Former Chief Executive Officer	$573,000
Yuval Wasserman	President of the Thin Films Business Unit (formerly President and Chief Operating Officer)	$385,220
Danny C. Herron	Executive Vice President and Chief Financial Officer	$308,000
Thomas O. McGimpsey	Executive Vice President of Corporate Development and General Counsel	$283,500
Gregg Patterson	Former President of the Solar Energy Business Unit	$270,000

Annual Performance-Based Incentive Compensation

In 2011, the executive officers were eligible to participate in the Leadership Corporate Incentive Plan (“LCIP”), under which incentive awards were distributed from a bonus pool based upon the Company’s operating results in 2011 and each executive officer’s individual performance. Under the LCIP, the Company would have funded the bonus pool at 100% of target bonuses had it met a pre-tax income of $97.5 million or at 50% of target bonuses had it met a pre-tax income threshold of $63.5 million. In January 2012, the Compensation Committee determined that such thresholds had not been met. As a result, no bonuses were awarded to the executive officers for 2011 with one exception. Garry W. Rogerson, our Chief Executive Officer, had a target bonus equal to 100% of his base salary, which for 2011 was guaranteed and pro-rated at 5/12th given his start in August 2011. Accordingly, Mr. Rogerson received $250,000 as a bonus.

In 2011, the Compensation Committee sought to provide relatively high incentive compensation opportunities that reward goal achievement but that also take into consideration business cyclicality. After considering the proposed amounts of base salary, equity incentive and other compensation as well as the stockholder value that would be created upon achievement of the performance targets of the LCIP, the Compensation Committee determined the target bonuses for the executive officers in 2011 as follows:

•	Garry W. Rogerson, Chief Executive Officer — 100% of base salary

•	Hans G. Betz, Former Chief Executive Officer — 100% of base salary

•	Yuval Wasserman, President of the Thin Films Business Unit — 70% of base salary

•	Danny C. Herron, Executive Vice President and Chief Financial Officer — 60% of base salary

•	Thomas O. McGimpsey, Executive Vice President of Corporate Development and General Counsel — 45% of base salary

•	Gregg Patterson, Former President of the Solar Energy Business Unit — 60% of base salary

In December of 2011, Compensation Committee reviewed and revised the target bonus amounts for the executive officers as more fully described under the caption entitled “Overview of 2012 Compensation, Philosophy, Objectives and Program.”

If the bonus pool had been funded, individual performance objectives applicable to each participant would have been considered to determine the amount of the bonus payable to each executive officer. Individual performance objectives are set to reward exceptional individual performance with bonus modifiers based on the individual’s performance above target amounts, up to a maximum of one hundred fifty percent (150%) of such participant’s target bonus. In accordance with the goal of retaining key talent, an executive was required to be employed by the Company through the end of the fiscal year to be eligible for any award under the LCIP.

The individual performance objectives for the named executive officers are based upon each named executive officer’s individual contributions to the Company’s overall execution of its initiatives in the categories of (1) revenue and earnings, (2) long-term strategic planning and execution, (3) operational execution and (4) business and financial process development. Dr. Betz also had an individual performance objective with respect to increasing market capitalization. Mr. Wasserman also had individual performance objectives with respect to quality and market share. Mr. Herron also had individual performance objectives with respect to investor relations and market capitalization. Mr. Patterson also had individual performance objectives with respect to new product introductions. At the time the objectives were set, the Compensation Committee believed that these objectives would be difficult to meet, with some of the obstacles being at least in part beyond the executive’s control, but potentially achievable. The Compensation Committee maintained the discretion to evaluate each executive officer’s performance against these objectives. Mr. McGimpsey became an executive officer after the performance objectives were set and was not subject to individual performance objectives for 2011.

Long-Term Equity Incentive Compensation

The Company grants stock options and restricted stock units to the executive officers under the Company’s 2008 Omnibus Incentive Plan, as long-term incentives in order to align the executive officers’ performance with the interests of the Company’s stockholders and also encourage retention. At the beginning of 2011, the Compensation Committee determined an equity incentive compensation target for each executive officer, with equity awards granted in equal quarterly installments. The Compensation Committee retains the discretion to change the amount of any installment, based upon any factors it deems to be appropriate, including the Company’s or individual officer’s performance.

The Compensation Committee had aimed to set the executive officers’ equity incentive compensation targets at the 50th percentile of the equity incentive compensation for similarly situated officers at the peer companies. Once the amount of equity incentive compensation targets are determined, the Compensation Committee generally awards approximately 70% of such equity in the form of stock options and approximately 30% of such equity in the form of restricted stock units. The Compensation Committee chose this mix of equity awards to provide a combination of retention value and incentive to executive officers to increase shareholder value. Grants are made on a pre-determined, quarterly schedule.

For 2011 awards, the Compensation Committee considered the proposed amounts of base salary, annual incentive compensation potential and other compensation for each executive officer, his individual performance and accomplishments, Company performance and global economic conditions. Based upon such considerations, the Compensation Committee left the equity incentive compensation of the executive officers unchanged from 2010. Accordingly, in 2011, the Compensation Committee awarded the following common stock options and restricted stock units — which awards were, on average, at approximately the 60th percentile from a value perspective and below the 50th percentile from a percentage of equity perspective in relation to the peer companies.

Name	Position	Options		Restricted Stock Units
Hans G. Betz	Former Chief Executive Officer	105,000		15,000
Yuval Wasserman	President of the Thin Films Business Unit (formerly President and Chief Operating Officer)	63,000		9,000
Danny C. Herron	Executive Vice President and Chief Financial Officer	52,500		7,500
Thomas O. McGimpsey	Executive Vice President of Corporate Development and General Counsel	25,000		4,000
Gregg Patterson	Former President of the Solar Energy Business Unit	78,750	(*)	29,845	(*)

(*)	Includes 39,375 options and 24,220 RSUs granted for retention purposes related to the acquisition of PV Powered, Inc.

In August of 2011, and as part of appointment of Garry W. Rogerson as our Chief Executive Officer, the Company made the following grants to Mr. Rogerson:

•	an option to purchase 157,500 shares of the Company’s common stock, which will vest in 3 equal, annual installments over a 3 year period;

•	a grant of 22,500 restricted stock units, which will vest in 3 equal, annual installments over a 3 year period;

•

a performance-based option to purchase 112,500 shares of the Company’s common stock, if the Company’s stock price meets or exceeds $22 each day during a 30-day consecutive period within 3 years of the grant date; and

•

a performance-based option to purchase 112,500 additional shares of the Company’s common stock, if the Company’s stock price meets or exceeds $27.50 each day during a 30-day consecutive period within 3 years of the grant date.

The performance-based options expire 3 years from the date of grant if they have not vested during that time.

Personal Benefits

As U.S. employees, the executives were eligible to participate in health and welfare benefits, as offered to our U.S. workforce, designed to attract and retain a skilled workforce in a competitive marketplace. These benefits help ensure that the Company has a healthy and focused workforce through reliable and competitive health and other personal benefits. These benefits were considered in relation to the total compensation package, but did not materially impact decisions regarding other elements of executive officer compensation.

All U.S. employees of the Company, including the executive officers, are eligible to participate in the Company’s 401(k) savings plan and are eligible to receive matching contributions by the Company of fifty percent (50%) of the first six percent (6%) of compensation contributed to the plan by the employee.

All U.S. employees of the Company, including the executive officers, are eligible to participate in the Company’s Employee Stock Purchase Plan (“ESPP”), which allows for employees to purchase shares of the Company’s common stock with funds withheld directly from their pay. The ESPP also provides participants with a right to purchase a limited number of shares of common stock of the Company at a purchase price equal to the lesser of eighty five percent (85%) of the fair market value of the stock on either the opening or closing date of an offering period under the plan.

Other Compensation

The Company is party to a change in control (“CIC”) agreement with Messrs: Rogerson, McGimpsey, Wasserman and Herron entered into the later of 2008 or the time of the executive officer’s hire. The CIC agreements provide each of the executive officers with severance payments and certain benefits in the event of a termination without Cause (as defined in the CIC agreements) or other involuntary termination following an actual or during a pending change in control. The Company entered into the CIC agreements and established the payment amounts thereunder in order to keep management focused on the Company’s stated corporate objectives irrespective of whether the achievement of such objectives makes the Company attractive for acquisition, and to avoid the distraction and loss of key management that could occur in connection with a rumored or actual change in corporate control.

Under the CIC agreements, in the event of an executive’s termination without cause following an actual or during a pending change in control, the executive is entitled to receive: (a) all then accrued compensation and a pro-rata portion of executive’s target bonus for the year in which the termination is effected, (b) a lump sum payment equal to the executive’s then current annual base salary plus his or her target bonus for the year in which the termination is effected (or in the case of the Chief Executive Officer, two times such amount), (c) continuation of insurance and other benefits for 18 months following the date of termination, (d) an amount equal to the contributions that would have been made to the company’s retirement plans on behalf of executive, if the executive had continued to be employed for twelve (12) months following the date of termination, (e) reimbursement, up to $15,000, for outplacement services, and (f) full vesting and right to exercise all stock options and other equity awards then held by the executive so terminated. Other than accrued compensation, an executive is not entitled to receive any compensation, benefits or other payments under the CIC agreements unless the executive provides the Company with a full release of claims. The terms of the CIC agreements were determined by the Compensation Committee based on consideration of marketplace benchmark data and the Company’s retention objectives.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code of 1986 generally limits to $1 million the corporate deduction for compensation paid to certain executive officers, unless the compensation is “performance-based” (as defined in Section 162(m)). The Board of Directors and the Compensation Committee carefully considers the potential impact of the limitation on executive compensation and considers it to be in the best interests of Advanced Energy and the stockholders to seek to qualify as tax deductible virtually all executive compensation. The Board of Directors and the Compensation Committee also recognize the need to consider factors other than tax deductibility in making compensation decisions and thus reserve the flexibility to award compensation that is not necessarily performance-based. During 2011, none of the executive officers of the Company had non-performance-based compensation in excess of $1,000,000.

Response to the 2011 Advisory Vote on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC’s rulemakings thereunder, we offered our stockholders an advisory vote on executive compensation as set forth more fully in our 2011 proxy statement. As reported on the Current Report on Form 8-K filed with the SEC on May 5, 2011, over 26 million shares of our common stock voted in favor of the executive compensation paid to our named executive officers, for an approximately 80% approval rate.

In light of this approval rate, our Compensation Committee believed that no significant changes were required to our compensation programs for 2012 as a direct result of this vote. Our Compensation Committee feels that last year’s vote is but one data point in the overall evaluation of our executive compensation and believes that additional advisory votes and stockholder dialogue will provide more information on whether changes are needed to our compensation programs. We will continue to carefully consider our annual votes in making future compensation decisions. We value the feedback of all of our stockholders and encourage all of our stockholders to vote on Proposal No. 3 as contained in this proxy statement.

Overview of 2012 Compensation, Philosophy Objectives and Programs

In December 2011, and as part of the Company’s focus on delivering improved shareholder value, the Compensation Committee redesigned its executive compensation plans to more closely align executive compensation with shareholders interests and reinforce a “Pay for Performance Culture.” The new compensation plans are integrated into the Company’s 2012-2014 strategic plan and provide incentives designed to align the executive officers’ performance with the interests of the Company’s shareholders and also encourage retention. As part of this effort, the Company approved the 2012-2014 long term incentive plan (“LTI Plan”) which covers three one-year performance periods, and the short term incentive plan (“STI Plan”) which covers annual performance periods, starting in 2012. The LTI Plan is a performance-based equity plan under the Company 2008 Omnibus Incentive Plan, as amended, with performance stock options and performance restricted stock units vesting based upon the return on net assets achieved by the Company during each year of the LTI Plan. The

STI Plan provides the Company’s executive officers and other key members of management who are selected to participate in the STI Plan with the opportunity to earn a cash bonus based on achievement of weighted performance metrics of revenue, operating income and cash flow for the Thin Films business unit, Solar Energy business unit and/or Company as a whole, as determined for each participant. The target bonus for the Chief Executive Officer is 100% of his base salary and for the other named executive officers is 75% of their base salaries. We believe the measures and structure provided under the LTI Plan and STI Plan are closely aligned with our 2012 compensation philosophy of improving Company performance.

Hedging

The Company’s insider trading policy requires prior clearance of any proposed hedging transaction with the Company’s insider trading compliance officer.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Rohrs (Chairman), Doan, Grady and Hudgens. None of such directors is or has been an officer or employee of Advanced Energy. There are no interlocking relationships as defined in the applicable SEC rules.

During 2011, no executive officer of Advanced Energy served as a member of the board of directors or compensation committee of another company that has any executive officers or directors serving on Advanced Energy’s Board of Directors or its Compensation Committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2011. Based upon the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2012 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Thomas M. Rohrs, Chairman

Trung T. Doan

Edward C. Grady

Terry Hudgens

Management

Name	Age	Position	Principal Occupation and Business Experience
Garry W. Rogerson	59	Chief Executive Officer

Garry W. Rogerson has joined us in August 2011 as our Chief Executive Officer and Board member. Mr. Rogerson was Chairman and Chief Executive Officer of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, from February 2009 and 2004, respectively until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Mr. Rogerson served as Varian’s Chief Operating Officer from 2002 to 2004, as Senior Vice President, Scientific Instruments from 2001 to 2002, and as Vice President, Analytical Instruments from 1999 to 2001. Mr. Rogerson received an honours degree and Ph.D. in biochemistry from the University of Kent at Canterbury. Mr. Rogerson is also the chairman of Coherent, Inc., a position he has held since 2007.

Danny C. Herron	57	Executive Vice President and Chief Financial Officer

Mr. Herron joined us in September 2010 as Executive Vice President and Chief Financial Officer. He was chief financial officer of Sundrop Fuels, Inc., a solar gasification-based renewable fuels company, from October 2009 through August 2010. From May 2009 through October 2009, Mr. Herron was a consultant at Tatum LLC, a financial consulting business, providing interim chief financial officer and financial consulting services. Mr. Herron served VeraSun Energy Corporation, a corn based ethanol company, from 2006 through 2008 first as senior vice president and chief financial officer and later as president and chief financial officer. From 2002 through 2006, Mr. Herron was executive vice president and chief financial officer at Swift & Company, a beef and pork producer acquired from Conagra Foods, Inc. Prior to that, Mr. Herron served as division chief financial officer of Conagra Foods, Inc. Beef Division.

Name	Age	Position	Principal Occupation and Business Experience
Yuval Wasserman	57	President of Thin Films Business Unit

Mr. Wasserman joined us in August 2007 as Senior Vice President, Sales, Marketing and Service. In October 2007, he was promoted to Executive Vice President, Sales, Marketing and Service. In April 2009, he was promoted to Executive Vice President and Chief Operating Officer of the Company and then in August 2011 he was promoted to President of the thin Films Business Unit. Beginning in May 2002, Mr. Wasserman served as the president, and later as chief executive officer, of Tevet Process Control Technologies, Inc., a semiconductor metrology company, until July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross (a metrology company acquired by Applied Materials, Inc.), Fusion Systems (a plasma strip company that is a division of Axcelis Technologies, Inc.), and AG Associates (a semiconductor capital equipment company focused on rapid thermal processing). Mr. Wasserman started his career at National Semiconductor, Inc., where he held various process engineering and management positions. Mr. Wasserman joined the board of Syncroness, Inc., an outsourced engineering and product development company, in 2010.

Thomas O. McGimpsey	50	Executive Vice President of Corporate Development, General Counsel and Corporate Secretary

Mr. McGimpsey joined us in April 2009 as Vice President and General Counsel and was promoted to Executive Vice President of Corporate Development and General Counsel in August 2011. From February 2008 to April 2009, Mr. McGimpsey held the position of Vice President of Operations for First Data Corporation. During 2007, Mr. McGimpsey was a consultant & legal advisor to various companies. From July 2000 to January 2007, Mr. McGimpsey held various positions with McDATA Corporation such as Executive Vice President of Business Development & Chief Legal Officer, Senior Vice President & General Counsel and Vice President of Corporate Development. From February 1998 to its sale in June 2000, Mr. McGimpsey held the position of Director and Senior Corporate Attorney at US WEST, Inc. From 1991 to 1998, Mr. McGimpsey was in private practice at national law firms. From 1984 to 1988, Mr. McGimpsey was a Senior Engineer for Software Technology, Inc. Mr. McGimpsey received his Masters of Business Administration from Colorado State University (with honors) in 2008, his Juris Doctor degree from the University of Colorado in 1991 and his Bachelor of Science degree in Computer Science (with a minor in electrical systems) from Embry-Riddle Aeronautical University in 1984.

Summary Compensation

The following table shows compensation information for fiscal 2009, 2010 and 2011 for the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(7)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Garry Rogerson, Chief Executive Office(1)(9)	2011	218,462	—		194,625	1,337,099	250,000	—	643	2,000,829

Hans Georg Betz,	2011	573,000	—		160,388	646,356	—	—	10,218	1,389,962
former Chief Executive Office(2)(9)	2010	569,419	—		225,938	914,109	773,550	—	10,217	2,493,233
	2009	495,414	—		148,575	618,752	—	—	1,289	1,264,030

Danny C. Herron,	2011	307,367	—		172,219	692,962	—	—	9,237	1,181,783
Executive Vice President and Chief Financial Officer(3)(9)	2010	88,956	—		27,188	108,025	91,000	—	3,300	318,470

Yuval Wasserman	2011	382,884	—		114,030	457,785	—	—	9,264	963,963
President, Thin Films Business Unit(4)(9)	2010	368,857	10,000	(11)	135,563	548,465	392,700	—	9,263	1,464,848
	2009	255,057	—		74,288	309,376	—	—	387	639,108

Thomas McGimpsey Executive Vice President of Corporate Development and General Counsel(5)(9)	2011	275,767	—		50,680	181,661	—	—	8,655	516,763

Gregg Patterson Former President, Solar Energy Business Unit(6)(10)	2011	224,225	—		424,387	622,947	—	—	94,965	1,366,524

(1)	Mr. Rogerson became Chief Executive Officer of the Company on August 4, 2011. 2011 salary is pro-rated for time of service.

(2)	Mr. Betz resigned as the Company’s Chief Executive Officer on August 3, 2011 and was an employee through December 31, 2011.

(3)	Mr. Herron became the Company’s Executive Vice President and Chief Financial Officer on September 1, 2010.

(4)	As of August 8, 2011, Mr. Wasserman is President of the Thin Films Business Unit of the Company.

(5)	As of August 8, 2011, Mr. McGimpsey is Executive Vice President of Corporate Development and General Counsel of the Company.

(6)

Mr. Patterson was appointed Executive Vice President and General Manager of the Solar Energy Business Unit on January 1, 2011. Mr. Patterson resigned as the Company’s President of the Solar Energy Business Unit on October 13, 2011.

(7)

Stock awards consist only of performance shares (also called “restricted stock units”). Amounts shown reflect the full grant date fair values in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock awards are set forth under Note 12 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for fiscal year 2011 filed with the SEC on March 2, 2012.

(8)

Amounts shown reflect the full grant date fair values in accordance with FASB ASC Topic 718. The assumption used to calculate the value of option awards are set forth under Note 12 of the Notes to Consolidated Financial Statements included in Advanced Energy’s Annual Report on Form 10-K for fiscal 2011 filed with the SEC on March 2, 2012.

(9)	All other compensation consists of 401(k) match, excess life insurance, and disability insurance payments made by the Company.

(10)

All other compensation consists of 401(k) match and a separation payment of $90,000 made under a Separation and Release Agreement entered into between the Company and Mr. Patterson on October 13, 2011.

(11)	Includes a $10,000 spot bonus for completion of the disposition of the Company’s Mass Flow Controller product line on October 15, 2010.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2011. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2011 Year-End Table on the following page.

2011 Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(3)
Garry Rogerson(4)		—	250,000	375,000
	8/8/2011					225,000	225,000	22,500	157,500	8.65	1,531,724
Hans Georg Betz(5)		—	573,000	859,500	—	—	—	—	—	—	—
	2/28/2011	—	—	—	—	—	—	3,750	26,250	16.12	306,943
	4/28/2011	—	—	—	—	—	—	3,750	26,250	14.21	268,133
	7/22/2011	—	—	—	—	—	—	3,750	26,250	12.44	231,668
Danny C. Herron		—	184,800	277,200	—	—	—	—	—	—	—
	2/15/2011	—	—	—	—	—	—	3,750	26,250	14.52	277,533
	4/28/2011							3,750	26,250	14.21	268,133
	7/22/2011							3,750	26,250	12.44	231,668
	10/26/2011							1,875	13,125	9.51	87,845
Yuval Wasserman		—	269,654	404,481	—	—	—	—	—	—	—
	2/15/2011	—	—	—	—	—	—	2,250	15,750	14.52	166,520
	4/28/2011	—	—	—	—	—	—	2,250	15,750	14.21	160,880
	7/22/2011	—	—	—	—	—	—	2,250	15,750	12.44	139,001
	10/26/2011	—	—	—	—	—	—	2,250	15,750	9.51	105,414
Thomas McGimpsey		—	127,575	191,363	—	—	—	—	—	—	—
	2/15/2011	—	—	—	—	—	—	1,000	6,250	14.52	67,635
	4/28/2011	—	—	—	—	—	—	1,000	6,250	14.21	65,364
	7/22/2011	—	—	—	—	—	—	1,000	6,250	12.44	56,492
	10/26/2011	—	—	—	—	—	—	1,000	6,250	9.51	42,850
Gregg Patterson(6)(7)		—	—	—	—	—	—	—	—	—	—
	2/15/2011	—	—	—	—	—	—	22,345	26,250	14.52	547,532
	4/28/2011	—	—	—	—	—	—	3,750	26,250	14.21	268,133
	7/22/2011	—	—	—	—	—	—	3,750	26,250	12.44	231,668

(1)

Amounts shown are estimated payouts for 2011 under the Company’s incentive compensation plan. These amounts are based on the individual’s 2011 base salary and position. The maximum amount shown is 1.5 times the target bonus amount for each of the named executive officers, plus an individual modifier and an additional incentive for the achievement of certain target goals. Actual bonuses received by these named executive officers for 2011 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Target and maximum estimates were calculated using base salary as of December 31, 2011.

(2)	Reflects performance-based options that vest upon the Company’s achievement of certain stock price targets.

(3)

The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718. Stock awards consist only of performance shares (also called “restricted stock units”). The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at such date in the futures when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price

(4)	Mr. Rogerson became the Company’s Chief Executive Officer on August 4, 2011.

(5)	Mr. Betz resigned as the Company’s Chief Executive Officer on August 3, 2011.

(6)	Mr. Patterson resigned as the President of the Solar Energy Business Unit on October 13, 2011.

(7)

With respect to the grant of 22,345 shares of restricted stock units awarded to Mr. Patterson on February 15, 2011, 18,595 of these restricted stock units had an accelerating vesting schedule as compared to our other restricted stock unit grants made in 2011. Of the 18,595 restricted stock units with an accelerated vesting schedule, 40% of the award (7,438 restricted stock units) vested on the anniversary of the grant date, February 15, 2012. The remaining 60% of the award (11,157 restricted stock units) would have vested on the second anniversary of the grand date, but was instead forfeited upon termination of Mr. Patterson’s employment as of February 15, 2012, pursuant to the Separation and Release Agreement of the Company entered into with Mr. Patterson on October 13, 2011. Of the remaining 3,750 restricted stock units and 26,250 options granted on February 15, 2011, which did not have an accelerated vesting schedule, the first tranche of equity awards (937 restricted stock units and 6,562 options) vested on February 15, 2012 and the remaining equity award grants were forfeited upon termination of Mr. Patterson’s employment on February 15, 2012, pursuant to the Separation and Release Agreement. In addition, all equity award grants made on April 28, 2011 and July 22, 2011 were forfeited.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers during 2011. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page.

	Option Awards					Stock Awards
	Number of Exercisable Securities Underlying Unexercised Options	Number of Unexercisable Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
Garry Rogerson(1)(3).						22,500	$241,425
	—	—	112,500	$8.65	8/8/2014
	—	—	112,500	$8.65	8/8/2014
		34,680		$8.65	8/8/2021
		122,820		$8.65	8/8/2021
Hans Georg Betz(2)(4)						—	—
	15,000			$12.80	7/20/2014
	5,000			$10.90	5/4/2015
	140,000			$9.56	8/1/2015
	100,000			$16.13	2/15/2016
	30,000			$20.19	2/21/2017
	30,000			$24.21	4/27/2017
	30,000			$22.47	7/24/2017
	30,000			$14.93	10/26/2017
	22,500			$12.19	2/15/2018
	22,500			$13.70	4/22/2018
	22,500			$14.02	7/29/2018
	22,500			$8.95	10/28/2018
	13,124			$7.69	2/19/2019
	13,124			$7.95	4/24/2019
	13,124			$11.21	7/21/2019
	13,124			$12.77	10/27/2019
	6,562			$15.65	2/16/2020
	6,562			$16.25	4/20/2020
	6,562			$13.85	7/20/2020
	6,562			$14.50	10/26/2020
Danny C. Herron(2)						14,532	$155,928
	3,281	9,844		$14.50	10/26/2020
	—	26,250		$14.52	2/15/2021
	—	26,250		$14.21	4/28/2021
	—	26,250		$12.44	7/22/2021
	—	13,125		$9.51	10/26/2021

	Option Awards					Stock Awards
	Number of Exercisable Securities Underlying Unexercised Options	Number of Unexercisable Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
Yuval Wasserman(2)						19,502	$209,256
	35,000	—		$14.93	10/26/2017
	14,062	4,688		$12.19	2/15/2018
	14,062	4,688		$13.70	4/22/2018
	14,062	4,688		$14.02	7/29/2018
	14,062	4,688		$8.95	10/28/2018
	6,562	6,563		$7.69	2/19/2019
	6,562	6,563		$7.95	4/24/2019
	6,562	6,563		$11.21	7/21/2019
	6,562	6,563		$12.77	10/27/2019
	3,937	11,813		$15.65	2/16/2020
	3,937	11,813		$16.25	4/20/2020
	3,937	11,813		$13.85	7/20/2020
	3,937	11,813		$14.50	10/26/2020
	—	15,750		$14.52	2/15/2021
	—	15,750		$14.21	4/28/2021
	—	15,750		$12.44	7/22/2021
	—	15,750		$9.51	10/26/2021
Thomas McGimpsey(2)						7,942	$85,218
	2,624	2,626		$7.95	4/24/2019
	2,624	2,626		$11.21	7/21/2019
	2,624	2,626		$12.77	10/27/2019
	2,625	7,875		$15.65	2/16/2020
	1,312	3,938		$16.25	4/20/2020
	1,312	3,938		$13.85	7/20/2020
	1,312	3,938		$14.50	10/26/2020
	—	6,250		$14.52	2/15/2021
	—	6,250		$14.21	4/28/2021
	—	6,250		$12.44	7/22/2021
	—	6,250		$9.51	10/26/2021
Gregg Patterson(2)(5)(6)						8,375	$89,864
	—	6,562		$14.52	5/15/2012

(1)

Equity Incentive Plan Awards vest upon the Company’s achievement of certain target stock prices. Equity Incentive Plan Awards that do not vest expire 3 years following the date of issuance. Remaining options vest in equal annual installments over 3 years.

(2)

All options (except with respect to Mr. Patterson) expire 10 years following the date of issuance. Options issued from 2005 to 2011 vest twenty five percent (25%) per year over four (4) years. Options issued from 1999 to 2004 vest 25% after one (1) year and six and one quarter percent (6.25%) per quarter over the following three (3) years.

(3)	Mr. Rogerson became the Company’s Chief Executive Officer on August 4, 2011.

(4)	Mr. Betz resigned as the Company’s Chief Executive Officer on August 3, 2011.

(5)	Mr. Patterson resigned as President of the Solar Energy Business Unit on October 13, 2011.

(6)

Mr. Patterson and the Company entered into a Separation and Release Agreement on October 13, 2011. Pursuant to the Separation and Release Agreement, all remaining restricted stock units and options that were not vested as of his termination on February 15, 2012 were forfeited. Thus, all grants of options or restricted stock units that were granted on April 28, 2011 and July 22, 2011 did not vest and are not reported in this table. Mr. Patterson will have until May 15, 2012 to exercise all vested options or such remaining unexercised options will be cancelled.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, as well as all stock awards vested and value realized upon vesting, by the named executive officers during 2011.

Option Exercises and Stock Vested for 2011

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)	(#)		($)(4)
Garry Rogerson(1)	—	—	—		—
Hans Georg Betz(2)	—	—	7,498	(5)	97,149
Danny C. Herron	—	—	468	(6)	4,451
Yuval Wasserman	—	—	4,126	(7)	53,408
Thomas McGimpsey	—	—	1,497	(8)	19,304
Gregg Patterson(3)	—	—	—		—

(1)	Mr. Rogerson became the Company’s Chief Executive Officer on August 4, 2011.

(2)	Mr. Betz resigned as the Company’s Chief Executive Officer on August 3, 2011.

(3)	Mr. Patterson resigned as President of the Solar Energy Business Unit on October 13, 2011.

(4)	The value realized equals the market value of the Company’s common stock on the release date, multiplied by the number of shares that vested.

(5)	Of this amount, 2,406 shares were withheld by the Company to cover tax withholding obligations.

(6)	Of this amount, 145 shares were withheld by the Company to cover tax withholding obligations.

(7)	Of this amount, 1,320 shares were withheld by the Company to cover tax withholding obligations.

(8)	Of this amount, 480 shares were withheld by the Company to cover tax withholding obligations.

Pension Benefits

Advanced Energy’s named executive officers neither received nor accrued any benefits in 2011 from the Company under defined pension or defined contribution plans other than the tax-qualified 401(k) Plan. Advanced Energy does not maintain any plan that provides for payments or other benefits at, following, or in connection with retirement other than the tax-qualified 401(k) Plan.

Nonqualified Deferred Compensation

Advanced Energy does not maintain a non-qualified deferred compensation plan.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment.

Name	Benefits	Change in Control Termination w/o Cause or for Good Reason(1)(2)(13)		Voluntary Termination	Death		Long- Term Disability
Garry Rogerson(11)	Prorated target bonus Severance Target bonus Outplacement Services	$600,000 1,200,000 600,000 15,000	(3) (4) (6) (7)		$600,000	(9)	$152,988	(10)
Danny C. Herron	Prorated target bonus Severance Target bonus Outplacement services Continuation of insurance	231,000 308,000 231,000 15,000 21,005	(3) (5) (6) (7) (8)		600,000	(9)	152,988	(10)
Yuval Wasserman	Prorated target bonus Severance Target bonus Outplacement services Continuation of insurance	288,915 385,220 288,915 15,000 36,570	(3) (5) (6) (7) (8)		600,000	(9)	152,988	(10)
Thomas McGimpsey	Prorated target bonus Severance Target bonus Outplacement services Continuation of insurance	212,625 283,500 212,625 15,000 36,570	(3) (5) (6) (7) (8)		567,000	(9)	152,988	(10)
Gregg Patterson(12)	—	—			—		—

(1)

Pursuant to the Company’s Executive Change in Control Severance Agreement, “Cause” means any of the following: (i) the executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of the customers, vendors or suppliers of the Company or its affiliates; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries; (ii) the executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board of Directors, and such neglect has not been cured within 30 days after the executive receives notice thereof from the Board of Directors; (iii) the executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company; or (iv) the executive’s engaging in conduct constituting a breach of his written obligations to the Company in respect of confidentiality and/or the use or ownership of proprietary information.

(2)

Pursuant to the Company’s Executive Change in Control Severance Agreement, “Good Reason” means any of the following: (i) a material reduction in the executive’s duties, level of responsibility or authority, other than (A) reductions solely attributable to the Company ceasing to be a publicly held company or becoming a subsidiary or division of another company, or (B) isolated incidents that are promptly remedied by the Company; (ii) a reduction in the executive’s base salary, without (A) the executive’s express written consent or (B) an increase in the executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in base salary; (iii) a reduction in the executive’s target bonus, without (A) the executive’s express written consent or (B) a corresponding increase in the executive’s base salary; (iv) a material reduction in the Benefits, taken as a whole, without the executive’s express written consent; (v) the relocation of the executive’s principal place of business to a location more than thirty-five (35) miles from the executive’s principal place of business immediately prior to the change in control, without the executive’s express written consent; or (vi) the Company’s (or its successor’s) material breach of the Company’s Executive Change in Control Severance Agreement.

(3)	Assumes December 31, 2011 termination date. Executive to receive a pro rata portion of target bonus.

(4)	Executive to receive a lump sum payment equal to two (2) times his then current annual base salary.

(5)	Executive to receive a lump sum payment equal to one (1) time his then current annual base salary.

(6)	Executive to receive a lump sum payment equal to one (1) time his then current target bonus.

(7)	Executive may be reimbursed for up to $15,000 in outplacement services.

(8)

Executive to receive: (a) continuation of insurance and all other benefits for eighteen (18) months following the date of termination, and (b) an amount equal to the contributions that would have been made to the Company’s retirement plans on his behalf if he had continued to be employed for eighteen (18) months following the date of termination.

(9)	Executive to receive the proceeds of any life insurance policy carried by the Company with respect to the Executive.

(10)	Executive to receive annual annuity payments under any long-term disability insurance policy carried by the Company with respect to the Executive.

(11)	Mr. Rogerson became the Company’s Chief Executive Officer on August 4, 2011.

(12)

Mr. Patterson was awarded $90,000 as a separation payment pursuant to a Separation and Release Agreement entered into between the Company and Mr. Patterson on October 12, 2011. Under the Separation and Release Agreement, all awarded, but unvested, equity awards that were scheduled to vest on or before Mr. Patterson’s termination date of February 15, 2012 vested on February 15, 2012. All equity awards that were not vested as of February 15, 2012 were cancelled. Mr. Patterson has until May 15, 2012 to exercise any vested options. After May 15, 2012, all vested, unexercised options wil expire and be cancelled.

(13)

As described on page 27 of the proxy statement under the heading “Other Compensation” in the Executive Compensation section and as described in the footnotes above, under the Executive Change in Control Severance Agreement, in the event of an executive’s termination without “Cause” or for “Good Reason” following an actual or during a pending change in control, all stock options and other equity awards then held by the executive so terminated become fully vested and exercisable. For further information regarding the executives’ long-term equity incentive compensation and awards (including awards under the LTI Plan) please refer to the Executive Compensation section on pages 21-29 of the proxy statement. This accelerated vesting could result in payouts to the executives in such circumstances.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical standards of conduct in fulfilling its responsibilities and recognizes that transactions with the Company involving related parties can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the policy of the Company to avoid related party transactions.

The Company’s policy in respect of related party transactions is evidenced in the charters and guidelines of the committees of the Board referenced in our proxy statement and Code of Ethical Conduct. The types of transactions covered by the policy are (1) those transactions as described under FASB ASC Topic 850 or required to be disclosed in the Company’s financial statements or periodic filings with the SEC, (2) any monetary engagement between a Board member and the Company or an officer and the Company and (3) business or personal relationships between Board members. As a general matter, it is the policy of the Company to avoid related party transactions. Any related party transaction that does arise must be reviewed and approved by the both the Nominating and Governance and Audit and Finance Committees. All of the members of these committees are independent directors. Such committees, in determining whether to approve the transaction, review the facts and circumstances in respect of the transaction for conflicts of interest, any anticipated effect on a Board member’s independent decision-making or judgment in respect of matters affecting the Company, any anticipated effect on a Board member’s ability to commit sufficient time and attention to the Board and other standards deemed appropriate by the committee members in light of the particular transaction being reviewed.

In addition, the Audit and Finance Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interests and adherence to the Company’s Code of Ethical Conduct. Under the Code of Ethical Conduct, directors, officers and all other members of the workforce are expected to avoid any relationships, influence or activity that would cause or even appear to cause a conflict of interest.

Certain Relationships and Related Transactions

Advanced Energy leases its executive offices and certain manufacturing facilities in Fort Collins, Colorado from Sharp Point Properties, LLC. On December 28, 2011, Advanced Energy and Sharp Point Properties entered into a Lease Termination Agreement with respect to its office and manufacturing facilities effective as of

December 31, 2011. On December 28, 2011, Advanced Energy and Sharp Point Properties, LLC agreed to terminate the existing leases for its executive offices and research and development facilities and enter into new lease agreements for these facilities. The new leases have terms beginning January 1, 2012 and expiring December 31, 2021. The executive office lease provides for base rent of $34,493, triple net, plus annual increases of 3%, for the period from January 1, 2013 through December 31, 2021. The research and development facility lease provides for base rent starting at $85,843 per month, triple net, decreases in 2016 to $55,673 a month and thereafter is subject to annual increases of 3% for the period January 1, 2017 through December 31, 2021.

Aggregate payments under such leases for 2011 totaled approximately $2.3 million. Douglas S. Schatz, Chairman of the Board of Advanced Energy, holds a 26.67% membership interest in each of these leasing entities. Mr. Schatz did not participate in the negotiations of these leases and amendments. Future minimum lease payments related to these properties is $13.2 million.

Members of our Board of Directors hold various executive positions and serve as directors at other companies, including companies that are our customers. During the year ended December 31, 2011 we had sales to three such companies totaling $3.9 million and aggregate accounts receivable from two such customers totaled $48,000 at December 31, 2011. During the twelve months ended December 31, 2011, one such company returned $0.1 million of product that was previously sold. All transactions with these companies have been made in the ordinary course of business on arms-length terms, and the members of our Board of Directors have not personally participated in these transactions on behalf of these companies or Advanced Energy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Advanced Energy’s executive officers and directors and persons who own more than ten percent (10%) of the outstanding common stock (“reporting persons”) to file with the Securities and Exchange Commission an initial report of ownership on Form 3 and changes in ownership on Forms 4 and 5. The reporting persons are also required to furnish Advanced Energy with copies of all forms they file. Based solely on its review of the copies of forms received by it and written representations from the reporting persons, Advanced Energy believes that each of the reporting persons timely filed all reports required to be filed in 2011 or with respect to transactions in 2011.

CORPORATE GOVERNANCE MATTERS

Codes of Conduct and Ethics

Advanced Energy has adopted Codes of Ethical Conduct that apply to the Board of Directors and employees. These Codes of Ethical Conduct are available on our website at www.advancedenergy.com. Any waivers of, or amendments to, our Codes of Ethical Conduct will be posted on our website.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member, or all members, of the Board of Directors electronically or by mail. Electronic communications should be addressed to boardmembers@aei.com. Mail may be sent to any director or the Board of Directors in care of Advanced Energy’s corporate office at 1625 Sharp Point Drive, Fort Collins, CO 80525. All such communications will be forwarded to the full Board of Directors or to any individual director to whom the communication is addressed unless the communication is clearly of a marketing or inappropriate nature. It is the Board of Director’s practice to encourage all board members to attend the Company’s annual stockholder meeting, although no written policy has been adopted in that regard.

PROPOSALS OF STOCKHOLDERS

Proposals, including director nominations, that a stockholder desires to have included in Advanced Energy’s proxy materials for the 2013 Annual Meeting of Stockholders of Advanced Energy in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of Advanced Energy at its principal office (1625 Sharp Point Drive, Fort Collins, Colorado 80525) no later than November 15, 2012 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in such proxy materials. The proxy solicited by management of Advanced Energy for the 2012 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Advanced Energy was provided with notice of the proposal no later than January 29, 2012.

In order for proposals of stockholders made outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, to be considered “timely” for purposes of Rule 14a-4(c) under the Securities Exchange Act 1934, as amended, the proposal must be received by the Secretary of the Company at the principal executive offices of the Company not later than January 29, 2013. Additionally, stockholder proposals made outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received at the Company’s principal executive offices, in accordance with the requirements of the By-laws, between the close of business on February 1, 2013 and the close of business on March 3, 2013; provided, however, that in the event that the 2013 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the date of the 2012 Annual Meeting of Stockholders, notice by stockholders in order to be timely must be delivered not earlier than the close of business on the 90th day prior to the date of the 2013 Annual Meeting of Stockholders and not later than the 60th day prior to the date of the 2013 Annual Meeting of Stockholders. In the alternative, if the first public announcement of the date of the 2013 Annual Meeting of Stockholders is less than 70 days prior to the date of such annual meeting, notice by stockholders must be delivered no later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company in order to be timely. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholders are advised to review the By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

FORM 10-K

A copy of Advanced Energy’s 2011 Annual Report on Form 10-K is included in the 2011 Annual Report to Stockholders accompanying this proxy statement. You can request an additional copy of the 2011 Annual Report on Form 10-K by mailing a request to the Secretary of Advanced Energy at 1625 Sharp Point Drive, Fort Collins, Colorado 80525.

REPRESENTATION AT THE ANNUAL MEETING

It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed or vote your shares by telephone or Internet as described on the proxy card. Instructions as to how to deliver your proxy are included in this proxy statement under the caption “Delivery and Revocability of Proxies” on page 3 and on the proxy card.

THE BOARD OF DIRECTORS

Dated: March 15, 2012

Fort Collins, Colorado

Advanced Energy Industries, Inc.
ANNUAL MEETING OF ADVANCED ENERGY INDUSTRIES, INC.
Date:	May 2, 2012
Time:	10:00 A.M. (Mountain Daylight Time)
Place:	Hotel Monaco 1717 Champa Street Denver, Co 80202 See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1, 2 and 3

1: Election of Eight Directors	For		Withhold	Directors Recommand
À
01 Douglas S. Schatz	☐		☐	For
02 Frederick A. Ball	☐		☐	For
03 Richard P. Beck	☐		☐	For
04 Garry Rogerson	☐		☐	For
05 Trung T. Doan	☐		☐	For
06 Edward C. Grady	☐		☐	For
07 Terry Hudgens	☐		☐	For
08 Thomas M. Rohrs	☐		☐	For

	For	Against	Abstain	Directors Recommand
À
2: Ratification of the appointment of Grant Thornton LLP as Advanced Energy’s independent registered public accounting firm for 2012.	☐	☐	☐	For

3: Advisory approval on the company’s executive compensation.	☐	☐	☐	For

To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign, Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Advanced Energy Industries, Inc.

Annual Meeting of Advanced Energy Industries, Inc.

to be held on Wednesday, May 2, 2012

for Holders as of March 5, 2012

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTED BY: OR MAIL	TELEPHONE
Go To		866-390-9955
www.proxypush.com/aeis • Cast your vote online. • View Meeting Documents.		• Use any touch-tone telephone. • Have your Voting Instruction Form ready. • Follow the simple recorded instructions.

             • Mark, sign and date your Voting Instruction Form.

OR        • Detach your Voting Instruction Form.

             • Return your Voting Instruction Form in the postage-paid envelope provided.

By signing the proxy, you revoke all prior proxies and appoint Garry Rogerson and Thomas O. McGimpsey, and each of them acting in the absence of the other, with full power of substitution to vote your shares on matters shown on the Voting Instruction form and any other matters that may come before the Annual Meeting and all adjournments.

All votes must be received by 5:00 P.M., Eastern Time, May 1, 2012.

PROXY TABULATOR FOR

ADVANCED ENERGY INDUSTRIES, INC.

P.O. BOX 8016

CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Revocable Proxy — Advanced Energy Industries, Inc.

Annual Meeting of Shareholders

May 2, 2012, 10:00 A.M. (Mountain Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Garry Rogerson and Thomas O. McGimpsey, and each of them, his, her or its lawful agents and proxies with full power of substitution in each, to represent the undersigned, and to vote all of the shares of common stock of Advanced Energy Industries, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Advanced Energy Industries, Inc., 1717 Champa Street Denver, Co 80202 on Wednesday, May 2, 2012 at 10:00 a.m., local time, and at any adjournment or postponement thereof, on all matters coming before the meeting.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted:

FOR the nominees for directors specified In Item 1 and FOR each of Items 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)